For Immediate Release

Contact:	Julie Oglesby
Ad Ventures Advertising Agency
540.439.8056
adventures@easiset.com

Smith-Midland Corporation Announces Two News Items and Backlog Update

1.	Letter of Intent Signed to Acquire 3rd Manufacturing Plant
2.	Expanded Banking Credit Facility
3.	Backlog Update

MIDLAND, VA (BUSINESS WIRE), June 21, 2006 - Smith-Midland Corporation (OTCBB and Boston Stock Exchange:SMID), a leading precast concrete manufacturer and international licensor, today announced that it had executed a non-binding letter of intent to acquire a precast concrete manufacturer located in the southeast.

“This acquisition geographically compliments Smith-Midland’s plants in Virginia and North Carolina and allows us to forward our expansion into the southeast markets,” said Rodney Smith, CEO for Smith-Midland. “The increased sales activity for our proprietary products, especially heavy orders for Slenderwall™, has created a greater need for increased production capacity, which this new plant is expected to fill.”

Expanded Banking Credit Facility

To support this higher level of sales activity and expected acquisition-related efforts, on June 15, 2006, Smith-Midland added a new $1.5 million bank revolving credit facility and a $500,000 vehicle line of credit through Greater Atlantic Bank of Reston, VA, providing Smith-Midland with an additional $2 million of available credit. The Company also negotiated interest rate reductions for its $3.3 million primary mortgage and $365,000 term loan, which were both transferred to Greater Atlantic Bank as part of the transaction.

“These new credit facilities and decreased interest rates will allow us the flexibility to take advantage of future growth opportunities as they arise,” said Lawrence Crews, CFO. “Our growth strategy includes continued development of current R&D initiatives, plant improvements, and targeted acquisitions.”

Backlog Update

As of June 21, 2006 the Company's unaudited production backlog for booked orders was approximately $13,700,000 as compared to approximately $8,300,000 on the same date in 2005. The Company also has 3 projects equal to approximately $5,500,000 of additional production for which the Company has received letters of intent. The Company traditionally does not include projects in its production backlog calculation until the customer signs a complete contract. Accordingly, the Company has not included these amounts in its production backlog amount. The Company also enjoys a regularly occurring repeat customer business, which should be considered in addition to the ordered production backlog described above. These orders typically have a quick turn around and represent a significant portion of the Company’s inventoried standard products, such as highway safety barrier, utility and Easi-Set® building products. Historically, this regularly occurring repeat customer business is equal to approximately $7 million annually.

Smith-Midland Corporation develops, manufactures, licenses and sells a broad array of pre-cast concrete products for use primarily in the construction, transportation and utilities industries. Smith-Midland has two manufacturing facilities located in Midland, Virginia, and Reidsville, North Carolina. Easi-Set Industries, a wholly-owned subsidiary of Smith-Midland Corporation, licenses Smith-Midland developed products throughout North America, Europe, Australia and South America. Easi-Set Industries currently has over 30 pre-cast concrete product licensees worldwide.

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-KSB and other filings with the Securities and Exchange Commission.